150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150498063-18
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 11/12/2015 3:10 PM
	Entity Number E0495742006-5

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

WebSafety, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

RESOLVED, that the Board of Directors hereby authorizes the filing of the attached Amended and Restated Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of WebSafety, Inc. Two (2) sub-series of Series B Convertible Preferred Stock shall be designated: "Series B-1 Preferred Stock" and "Series B-2 Preferred Stock." The maximum number of shares of Series B-1 Preferred Stock shall be 3,107,438 shares. The maximum number of shares of Series B-2 Preferred Stock, and the preferences and rights of the Series B-2 Preferred Stock, shall be designated, if at all, in an Amended and Restated Certificate to be filed at a later date.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES B CONVERTIBLE PREFERRED STOCK
OF
WEBSAFETY, INC.

The Articles of Incorporation of WebSafety, Inc., a Nevada corporation (the "**Company**"), provide that the Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.001, Aand that the Board of Directors has the authority to attach such terms as it deems fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by Unanimous Written Consent dated October 30, 2015, adopted a resolution providing for the amendment and restatement of the designation, rights, powers and preferences and the qualifications, limitations and restrictions of Series B Convertible Preferred Stock, as follows:

Designation. Two (2) series of Series B Convertible Preferred Stock shall be designated: "**Series B-1 Preferred Stock**" and "**Series B-2 Preferred Stock**." The maximum number of shares of Series B-1 Preferred Stock shall be 3,107,438 shares. The maximum number of shares of Series B-2 Preferred Stock, and the preferences and rights of the Series B-2 Preferred Stock, shall be designated, if at all, in an Amended and Restated Certificate to be filed at a later date.

SERIES B-1 PREFERRED STOCK

1. Dividends.

(a) Dividend Preference. The holders of the then issued and outstanding Series B-1 Preferred Stock shall receive out of any funds and assets of the Company legally available and approved by the Board, cumulative dividends equal to their original investment for such Series B-1 Preferred Stock, prior and in preference to the payment of any dividend or other Distribution on the Common Stock. All dividends may be paid in cash or kind at the election of the Company.

(b) Dividend Participation. Subject to the foregoing, the Series B-1 Preferred Stock shall not pay a dividend; provided that no cash dividends or distributions shall be declared or paid or set apart for payment on the Company's common stock, par value $.001 per share (the "**Common Stock**"), unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series B-1 Preferred Shares (based on the number of shares of Common Stock into which the Series B-1 Preferred Stock is then convertible).

(c) Non-Cash Dividends. Whenever a dividend or Distribution shall be payable in property other than cash (including without limitation Common Stock), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

2. Voting Rights. Holders of the Series B-1 Preferred Stock shall have 3.2 times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder's shares of Series B-1 Preferred Stock are convertible, as provided in Section 3, at the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected. The Common Stock into which the Series B-1 Preferred Stock is convertible shall, when issued, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series B-1 Preferred Stock. Holders of the Series B-1 Preferred Stock shall have full voting rights and shall be entitled to vote, together with the holders of Common Stock, with respect to any questions and corporate actions upon which holders of Common Stock have the right to vote. Except as otherwise required by law or as otherwise expressly provided herein, the holder of each share of Common Stock issued and outstanding shall have one vote, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of the Series B-1 Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series B-1 Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Series B-1 Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company.

3. Conversion. The holder of Series B-1 Preferred Stock shall have the following conversion rights (the "**Conversion Rights**"):

(a) Right to Convert. Subject to Section 3(b) below, each share of Series B-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series B-1 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock at the rate of eleven (11) shares of Common Stock for each share of Series B-1 Preferred Stock (the "**Series B-1 Conversion Rate**"). The Series B-1 Conversion Rate shall be subject to further adjustment as hereinafter provided.

(b) Automatic Conversion.

(i) Each share of Series B-1 Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Series B-1 Conversion Rate upon the date of the closing (the "**Public Offering Closing Date**") of a firm commitment underwritten public offering (the "**Public Offering**") pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with aggregate gross proceeds to the Company of at least $150,000,000.

(ii) In addition, each share of Series B-1 Preferred Stock shall automatically be converted into shares of Common Stock at its then-effective Series B-1 Conversion Rate upon the written consent of the holders of a majority of the then-outstanding Series B-1 Preferred Stock, voting together as a single class on an as-converted basis; provided, however, in the event of an automatic conversion that is effected pursuant to Section 3(b)(ii) in connection with and not earlier than 60 days prior to the Company's entering into an agreement for any combination

transaction as set forth in Section 3(d) in which the gross proceeds (inclusive of amounts subject to escrow or other contingency arrangements to support the accuracy of representations of the Company or its stockholders, whether or not such amounts are ultimately received by the stockholders of the Company) payable with respect to the Series B-1 Preferred Stock is less than the Liquidation Preference for the Series B-1 Preferred Stock, such automatic conversion shall also require the written consent of the holders of a majority of the then-outstanding shares of the Series B-1 Preferred Stock, voting together as a separate class, on an as-converted basis.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series B-1 Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B-1 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion. Before any holder of Series B-1 Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B-1 Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Series B-1 Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B-1 Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the loss and replacement of such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B-1 Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock plus any declared and unpaid dividends. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series B-1 Preferred Stock to be converted, or in the case of automatic conversion, on the Public Offering Closing Date or the effective date of such written consent, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments To Series B-1 Conversion Ratio.

(i) Original Issue Date. For purposes of this Section 3(d), "**Original Issue Date**" shall mean the date on which the first share of Series B-1 Preferred Stock was first issued.

(ii) Adjustments for Subdivisions or Combinations of or Stock Dividends on Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock without a corresponding subdivision of Series B-1 Preferred Stock, or the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock without a corresponding dividend on the Series B-1 Preferred Stock, the applicable Series B-1 Conversion Rate then in effect for each outstanding series of Series B-1 Preferred Stock shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately increased based on the ratio of (A) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (B) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or subdivision, the Series B-1 Conversion Rate shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such date. If such record date is fixed and such dividend is not fully paid or if such subdivision is not fully made on the date fixed therefor, the Series B-1 Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B-1 Conversion Rate shall be adjusted pursuant to this Section 3(d)(ii) to reflect the actual payment of such dividend or completion of such subdivision. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock without a corresponding combination of Series B-1 Preferred Stock, the applicable Series B-1 Conversion Rate then in effect for each outstanding series of Series B-1 Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased on the same basis.

(iii) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Company or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 3), (B) evidences of indebtedness issued by the Company or other persons, or (C) assets (excluding cash dividends) or options to purchase or rights to subscribe for Common Stock, or securities by their terms convertible into or exchangeable for Common Stock, then and in each such event provision shall be made so that the holders of the Series B-1 Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Series B-1 Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other applicable adjustments called for during such period under this Section 3 with respect to the rights of the holders of Series B-1 Preferred Stock.

(iv) Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon conversion of the Series B-1 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 4(d)), the Series B-1 Conversion Rate then

in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Series B-1 Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion the of Series B-1 Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Series B-1 Preferred Stock shall thereafter be entitled to receive upon conversion of such Series B-1 Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(e) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B-1 Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this SectioI(e) shall prohibit the Company from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B-1 Conversion Rate pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of the Series B-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Series B-1 Conversion Rate(s) at the time in effect with respect to the shares of Series B-1 Preferred Stock held by such holder, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series B-1 Preferred Stock held by such holder.

(g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B-1 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series B-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B-1 Preferred Stock, the Company will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, including federal, state or local income taxes, that may be payable in respect of any issue of the Series B-1 Preferred Stock or delivery of shares of Common Stock on conversion of shares of Series B-1 Preferred Stock pursuant hereto.

(i) Notices. In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of the Series B-1 Preferred Stock:

(A) in the case of the matters referred to in (i) and (ii) above, at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right); and

(B) in the case of the matters referred to in (iii) and (iv) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier, and notice shall be provided prior to such record date).

All notices and other communications hereunder shall be in writing, shall be delivered personally, by electronic means (via facsimile or electronic mail) or given by first class mail, postage prepaid, addressed to the holders of the Series B-1 Preferred Stock at the address for each such holder as shown on the books of the Company, and shall be deemed given on the date delivered if delivered personally, by electronic mail or by facsimile, or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.

4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company (a "**Liquidation**"), whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "**Available Funds and Assets**") shall be distributed to shareholders in the following manner:

(a) Liquidation Preferences. The holders of each share of Series B-1 Preferred Stock then issued and outstanding shall be entitled to be paid, out of the Available Funds and Assets, prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount equal to 0.70798 ("**Original Issue Price**") per share of the Series B-1 Preferred Stock then held by the holder (in each case as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events with respect to such series of Preferred) and, in addition, an amount equal to all declared but unpaid dividends, if any, on such Preferred, as the case may require (the "**Liquidation Preference**"). If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B-1 Preferred Stock of Original Issue Price described in this Section 4 and any liquidation preferences on other classes of preferred stock, if any, then the Available Funds and Assets shall be distributed ratably among the holders of Series B-1 Preferred Stock and any other classes of preferred stock entitled to liquidation preferences, if any, in proportion to all such liquidation preferences.

(b) Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series B-1 Preferred Stock and any other classes of preferred stock entitled to liquidation preferences of their full preferential amounts, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock, Series A Preferred Stock and Series B-1 Preferred Stock and any other shares of preferred stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, each holder of shares of Preferred Stock is deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder.

(c) Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) if the securities are then traded on a national securities exchange or the NASDAQ Capital Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(B) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale;

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board; and

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (c)(i)(A), (B) or (C) of this Section to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(d) Definition. For purposes of this Section 4, any of the following shall be treated as a Liquidation: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person (but excluding any merger effected solely for the purpose of reincorporating into another state), or any other corporate reorganization (any of such transactions or series of such transactions, a "**combination transaction**"), in which the stockholders of the Company immediately prior to such combination transaction, own less than 50% of the voting power of the surviving or successor entity or its parent immediately after such combination transaction; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred; or (iii) any sale, lease, or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no transaction or series of related transactions principally for *bona fide* equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof, nor the transfer by any shareholder of shares of the Company's capital stock to any third party in a transaction or series of related transactions to which the Company is not a party, shall be deemed a Liquidation for purposes of this Section 4.

(e) Consent to Certain Distributions. So long as the Company is subject to the provisions of Section 2115(b) of the California Corporations Code, and as authorized by Section 402.5(c) of the California Corporations Code, Sections 502, 503 and 506 of the California Corporations Code shall not apply with respect to payments made by the Company in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Company in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of Preferred Stock of the Company pursuant to Section 12; provided, however, that the foregoing shall not apply unless the Company is subject to the provisions of Section 2115(b) of the California Corporations Code; provided, further, that the provisions of this Section 4(e) shall in no manner limit the provisions of Section 5 hereof.

5. Covenants.

(a) In addition to any other rights provided by law, so long as any shares of the Series B-1 Preferred Stock shall be outstanding, the Company shall not (directly or indirectly, by merger, reclassification or otherwise), without first obtaining the affirmative vote or written consent of the holders of not less than 51% of the then-outstanding shares of Series B-1 Preferred Stock (such Series B-1 Preferred Stock voting or acting by written consent as a single class on an as-converted basis):

(i) amend or repeal any provision of, or add any provision to, the Company's Articles of Incorporation if such action would:

(ii) alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, any series of Series B-1 Preferred Stock; or (ii) increase or decrease the authorized number of shares of any series of Series B-1 Preferred Stock or Common Stock.

(iii) create or issue any security having any preferences, rights, powers, or restrictions provided for its benefit that are senior to, or on parity with, the preferences, rights, or powers of, or restrictions provided for the benefit of, Series B-1 Preferred Stock;

(iv) amend or repeal any provision of, or add any provision to, the Company's Bylaws;

(v) pay or declare any dividend on any shares of Common Stock or apply any of its assets to the redemption, retirement, purchase or acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of capital stock or other securities, except for repurchases of Common Stock from employees, directors, or consultants of the Company upon termination of employment or association pursuant to the terms of agreements providing for the repurchase of such shares at cost entered into with such employees, directors, or consultants, provided that such agreements have been approved by the Board;

(vi) enter into any transaction involving the offer of the right to acquire securities of the Company to all, but not less than all, of the security holders of the Company or grant preemptive rights to any party to acquire the Company's securities;

(vii) enter into any transaction involving the transfer of Company assets to its stockholders based on their status as stockholders;

(viii) liquidate or dissolve;

(ix) enter into any transaction or series of related transactions (i) deemed to be a Liquidation, as defined in <u>Section 4</u>, or (ii) that otherwise results in a change in voting control of the Company; or

(x) increase or decrease the number of authorized directors of the Company;

(xi) consolidation or merger of the Company into any other corporation or other entity (excluding reincorporation); or

(xii) any transaction in which fifty percent (50%) or more of the Company's voting power is transferred.

(b) In addition to any other rights provided by law, so long as any shares of Series B-1 Preferred Stock shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of the adversely

affected Series B-1 Preferred Stock:

(i) effect any amendment to the Company's Articles of Incorporation that would change the rights, preferences and privileges of the shares of the Series B-1 Preferred Stock so as to adversely affect them; provided, that any change to the dividend preference, voting rights, Liquidation Preference or Conversion Rate that adversely affects the Series B-1 Preferred Stock on a pro rata basis in proportion to their respective per share dividend preference, voting rights, Liquidation Preference or Conversion Rate shall be deemed to "so affect the entire class" and shall only require a vote or written consent of the holders of a majority of the shares of the Series B-1 Preferred Stock, voting as one class, and any such change that is not pro rata as to the Series B-1 Preferred Stock shall be deemed to not "so affect the entire class" and shall require the affirmative vote or written consent of the holders of a majority of the shares of each such adversely affected series separately (by way of non-exclusive example only, a reduction of 10% of the per share Liquidation Preference for each series of B-1Preferred Stock shall be deemed to "so affect the entire class" and shall only require a vote of the holders of a majority of the shares of all Series B-1 Preferred Stock, voting together as a single class; and a $0.25 reduction of the Liquidation Preference of each series of Preferred Stock, because it is not a pro rata reduction, shall be deemed to not "so affect the entire class" and shall require the affirmative vote or written consent of the holders of a majority of the shares of each such series separately);

(ii) effect any amendment to the Company's Articles of Incorporation that would effect any change to the rights, preferences and privileges of any other class or series of the Company's capital stock that is adverse to the unchanged series of Series B-1 Preferred Stock (by way of non- exclusive example only, a pro rata increase in the Liquidation Preference of the Series A Preferred Stock without a corresponding pro rata increase in the Liquidation Preference of the Series B-1 Preferred Stock shall be deemed "adverse" with respect to the Series B-1 Preferred); or

(iii) redeem, repurchase or otherwise acquire one or more shares of any series of Preferred Stock in a manner that is not pro rata with all of the Series B-1 Preferred Stock (based on the respective Liquidation Preferences for each outstanding series).

6. No Reissuance of Series B-1 Preferred Stock. No share or shares of Series B-1 Preferred Stock acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

7. No Preemptive Rights. No holder of the Series B-1 Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

8. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Series B-1 Preferred Stock shareholders (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B-1 Preferred Stock.

9. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B-1 Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Series B-1 Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series B-1 Preferred Stock into Common Stock.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B-1 Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B-1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B-1 Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

12. Redemption Rights. The holders of the Series B-1 Preferred Stock may at each holders' option cause the Company to redeem any one share or all shares of Series B-1 Preferred Stock at a price of $0.70798 per share.

//

[Signature page to the Amended and Restated Certificate of Designations of Series B Convertible Preferred Stock]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 10th day of November, 2015.

WEBSAFETY, INC.

By: ______________________
Name: Rowland W. Day II
Title: Chief Executive Officer and Chief Financial Officer

STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

JEFFERY LANDERFELT
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

November 13, 2015

Job Number: C20151113-0596
Reference Number: 00010129803-54
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	**Description**	**Number of Pages**
20150498063-18	Amended Designation	13 Pages/1 Copies

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Certified By: Tina Baldassare
Certificate Number: C20151113-0596
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20150498063-18
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 11/12/2015 3:10 PM
	Entity Number E0495742006-5

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

WebSafety, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

RESOLVED, that the Board of Directors hereby authorizes the filing of the attached Amended and Restated Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of WebSafety, Inc. Two (2) sub-series of Series B Convertible Preferred Stock shall be designated: "Series B-1 Preferred Stock" and "Series B-2 Preferred Stock." The maximum number of shares of Series B-1 Preferred Stock shall be 3,107,438 shares. The maximum number of shares of Series B-2 Preferred Stock, and the preferences and rights of the Series B-2 Preferred Stock, shall be designated, if at all, in an Amended and Restated Certificate to be filed at a later date.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X (signature)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

03/18/2021

Work Order Item Number:	W2021031701817-1199911
Filing Number:	20211315347
Filing Type:	Certificate Pursuant to NRS 78.209
Filing Date/Time:	3/17/2021 1:39:00 PM
Filing Page(s):	2

Indexed Entity Information:

Entity ID: E0495742006-5	**Entity Name:** WEBSAFETY, INC.
Entity Status: Active	**Expiration Date:** None

Commercial Registered Agent
UNISEARCH, INC.
321 W WINNIE LN STE 104, CARSON CITY, NV 89703, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of *Barbara K. Cegavske* Secretary of State State Of Nevada	Business Number E0495742006-5 Filing Number 20211315347 Filed On 3/17/2021 1:39:00 PM Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: WebSafety, Inc. Entity or Nevada Business Identification Number (NVID): NV20061118457
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 550,000,00 shares of $0.001 par value stock, i.e., 500,000,000 shares of common stock, and 50,000,000 shares of preferred stock (cont'd attached)
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 550,000,00 shares of $0.001 par value stock, i.e., 500,000,000 shares of common stock, and 50,000,000 shares of preferred stock (cont'd attached)
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: N/A
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares shall be issued.
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] CEO 02/24/2021 Signature of Officer Title Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

Certificate of Change Pursuant to NRS 78.209 – ADDITIONAL PAGE (page 2)

2. (continued) Current Authorized Shares:

Current Authorized Designations of Preferred Stock:

Series A Convertible Preferred Shares =	5,000,000
Series B-1 Convertible Preferred Shares =	3,107,438
Series B-2 Convertible Preferred Shares =	3,474,343

3. (continued) Authorized Shares After Change:

After Change - Authorized Designations of Preferred Stock:

Series A Convertible Preferred Shares =	2,068
Series B-1 Convertible Preferred Shares =	8,855,511
Series B-2 Convertible Preferred Shares =	0

FRANCISCO V. AGUILAR
Secretary of State

GABRIEL DI CHIARA
Chief Deputy

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

05/02/2023

Work Order Item Number:	W2023050200112-2882038
Filing Number:	20233169668
Filing Type:	Certificate Pursuant to NRS 78.209
Filing Date/Time:	5/1/2023 2:29:00 PM
Filing Page(s):	2

Indexed Entity Information:

Entity ID: E0495742006-5

Entity Name: OneMeta AI

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
UNISEARCH, INC.
321 W WINNIE LN STE 104, Carson City, NV 89703, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

Filed in the Office of	Business Number E0495742006-5
[signature]	Filing Number 20233169668
Secretary of State State Of Nevada	Filed On 5/1/2023 2:29:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: OneMeta AI Entity or Nevada Business Identification Number (NVID): NV20061118457
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 550,000,00 shares of $0.001 par value stock, i.e., 500,000,000 shares of common stock, and 50,000,000 shares of preferred stock (cont'd attached)
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 550,000,00 shares of $0.001 par value stock, i.e., 500,000,000 shares of common stock, and 50,000,000 shares of preferred stock (cont'd attached)
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: N/A
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares shall be issued.
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] President 05/01/2023 Signature of Officer Title Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

Certificate of Change pursuant to NRS 78.209-ADDITIONAL PAGE (page 2)

2. (continued) Current Authorized Shares

After change-Authorized Designation of **<u>Preferred Stock:</u>**

Series A Convertible Preferred Shares=	2,068
Series B-1 Convertible Preferred Shares=	4,309,710
Series B-2 Convertible Preferred Shares=	0

3. (continued) Authorized Shares After Change

Series A Convertible Preferred Shares=	2,068
Series B-1 Convertible Preferred Shares=	8,619,420
Series B-2 Convertible Preferred Shares=	0